EXHIBIT 2.3

                    ESCROW AND INDEMNITY AGREEMENT

          This Escrow and Indemnity Agreement ("Agreement") is made and entered into as of August 25, 1995, by and between Newell Co., a Delaware corporation ("Newell"), and Carl Philips (the "Shareholder") and Firstar Trust Company (the "Escrow Agent").

          WHEREAS, Newell, Philips Acquisition Co., a New York corporation ("Acquisition"), Philips Industries, Inc., a New York corporation ("Company"), and the Shareholder have entered into an Agreement and Plan of Reorganization dated August 25, 1995 (the "Reorganization Agreement"), providing for the merger of Acquisition with and into Company (the "Merger") and the conversion of the issued and outstanding shares of common stock of Company into shares of commons stock of Newell (the "Newell Common Stock") pursuant to the Plan of Merger dated August 25, 1995 between Acquisition and Company (the "Plan of Merger");

          WHEREAS, the Company has thusfar been unable to agree to terms for the termination of the Real Property Lease (as defined in the Reorganization Agreement) under Section 6.0 of the Reorganization Agreement and the parties have determined to close, notwithstanding the non-occurrence of such condition to Closing.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                               ARTICLE I
                              THE ESCROW
          1.01 DEPOSIT IN ESCROW. At the Closing (as defined in the Reorganization Agreement), the Shareholder shall deposit with the Escrow Agent to be held in escrow (the "Escrow") on the terms hereinafter set forth, certificates representing the number of shares of Newell common stock set forth opposite the Shareholder's signature hereto (the "Escrow Shares") which certificates shall be accompanied by duly executed stock powers endorsed in blank. Such shares of Newell common stock will constitute the Escrow Shares.

          1.02 ESCROW SHARES. The Escrow Shares and stock powers deposited in accordance with the terms hereof (the "Escrow Shares"), shall be held by the Escrow Agent on the terms hereinafter set forth.

          1.03 DISTRIBUTIONS ON ESCROW SHARES. All dividends and other distributions paid or made with respect to the Escrow Shares, whether in the form of cash, Newell common stock (other than stock splits) or other securities or property, and such dividends and other distributions shall not constitute part of the Escrow Shares and shall be paid directly to Shareholder.

          1.04 TAXES AND CHARGES ON ESCROW SHARES. The Shareholder shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Shares.

          1.05 VOTING RIGHTS. Escrow Shares held by the Escrow Agent hereunder shall remain registered in the name of the Shareholder, and the Shareholder shall be entitled to exercise all voting rights with respect thereto.

                              ARTICLE II
                       Intentionally Left Blank

                              ARTICLE III
                  Indemnification and Other Payments
          3.01 INDEMNIFICATION. Newell agrees to cause the Company to pay timely to the landlord ("Landlord") under the Real Property Lease all amounts due under the Real Property Lease and otherwise comply with the terms and conditions of the Real Property Lease; however, Newell will cause Company to vacate the Property effective on or before December 31, 1995 ("Vacancy Date"). In the event the Real Property Lease is not terminated by the Vacancy Date, Shareholder will indemnify, defend and hold harmless Newell and the Company for (x) all rent and other payments (other than amounts caused by the default of the Company thereunder) and termination payments agreed to by Shareholder due under the Real Property Lease for any period after the Vacancy Date, less all amounts collected by the Company from any sublessee or assignee of the Real Property Lease, plus (y) any brokerage commission and tenant improvement costs payable by Company in connection with any such sublets or assignments.

          3.02 DETERMINATION OF DAMAGES. The aggregate liability of Shareholder hereunder shall be 60% of the amount set forth in Section
3.01 above, which is deemed for purposes hereof to be the amount set forth in Section 3.01 net of the aggregate federal, state and local taxes calculated at the marginal tax rates (collectively, "Taxes") on such amount which would have been payable by Newell (such amount being hereinafter defined as "Damages").

          3.03 SUBLETTING AND ASSIGNMENT. Newell agrees that Shareholder shall have the absolute right, on behalf of the Company, to sublet all or portions of the property ("Property") leased under the Real Property Lease for a period or periods with occupancy commencing after the Vacancy Date and/or to cause the Company to assign the Real Property Lease as determined by Shareholder with occupancy effective at any time after the Vacancy Date and to retain brokers in connection therewith. Newell will cause the Company to execute the appropriate documents in connection therewith and submit to the Landlord all documentation necessary to obtain its consent. Upon execution of any such sublet or assignment and approval thereof by Landlord, provided Newell is satisfied, in its sole discretion with the creditworthiness of the subtenant or assignee, the Shareholder and Newell shall mutually determine the maximum then remaining Damages which may be incurred by the Company for the remainder of the term of the Real Property Lease, assuming that all such creditworthy subtenants and/or assignees make timely payment of all amounts due from them under their subleases and assignments. To the extent that the value of the Escrow Shares exceeds such amount, and Newell has so satisfied itself as to creditworthiness, a number of Escrow Shares representing such excess shall be released from Escrow by the Escrow Agent to Shareholder promptly after such calculation. Notwithstanding the release of the Escrow Shares, Shareholder shall remain personally liable for any Damages, including Damages caused by a default by any sublessee or assignee of the Property. In the event, however, of any such default, the Company agrees that Shareholder shall have the right, in the name of and on behalf of the Company, at his sole cost and expense, to pursue all remedies which the Company may have against such defaulting entity and that any amount received from such defaulting entity, net of Taxes thereon, shall reduce the Damages as calculated pursuant to Sections 3.01 and 3.02 above. Newell agrees promptly to notify Shareholder of any default by any subtenant or assignee.

          3.04 TERMINATION OF LEASE. In addition to the sublet and assignment rights which Shareholder has been granted pursuant to
Section 3.03 above, Shareholder shall have the absolute right to negotiate and Newell shall cause the Company to execute a termination of the Real Property Lease effective at any time after the Vacancy Date, provided that the value of the Escrow Shares together with any amounts contemporaneously therewith paid by the Shareholder to the Company at least equals 60% of the amount required to be paid by the Company to the Landlord in connection with such termination.

          3.05 CLAIM AGAINST SHAREHOLDER. Newell will give written notice (the "Indemnification Notice") to the Escrow Agent and the Shareholder semi-annually commencing June 30, 1996 for any claim hereunder for Damages for the preceding six months (a "Claim").

          3.06 CLAIMS AGAINST THE SHAREHOLDER. The Shareholder shall have a period of 30 days from the date the Indemnification Notice is given to provide written notice ("Objection") to Newell and the Escrow Agent of an Objection to the Claim identified in the Indemnification Notice. Such Objection shall be to the merits or the amount of the Claim or to both the merits and the amount of the Claim. If the Shareholder fails to object within such 30-day period, the Escrow Agent shall make payment of the amount of the Claim in accordance with
Section 3.07 below. If the Shareholder objects to indemnification for Damages with respect to any such Claim and/or the amount of such Damages within 30 days (which period may be extended upon the written agreement of Newell and the Shareholder and notice thereof given to the Escrow Agent) after the date the notice of Objection is given to Newell and the Escrow Agent, either party may thereafter institute an appropriate arbitration proceeding under the auspices of the American Arbitration Association in New York City, with respect to the matters which have not been agreed upon. Each of the parties hereto agrees that a final arbitration ruling in any such proceeding shall be conclusive and binding on such party.

          3.07 PAYMENT OF CLAIMS. The Escrow Agent shall continue to hold the Escrow Shares pending the occurrence of any of the following: (a) receipt by the Escrow Agent of a written Indemnification Notice from Newell referred to in Section 3.05 hereof setting forth the amount of the Damages, the amount owed to Newell pursuant to Section 3.01 hereof, in each case as to which the Shareholder fails to give an Objection notice on a timely basis; (b) receipt by the Escrow Agent of written notice from Newell and the Shareholder referred to in Section 3.03 hereof setting forth the amount of the Damages, or the amount owed to Newell pursuant to Sections 3.01 hereof and/or the amount owed Shareholder under Section
3.03 and/or 3.08; (c) receipt by the Escrow Agent of a copy of the determination of the arbitrator pursuant to Section 3.06 above. Upon receipt of any of the foregoing, the Escrow Agent shall deliver to:
(i) Newell such portion of the Escrow Shares as shall equal the amount of the Damages which is to be paid to Newell; or Shareholder such portion of the Escrow Shares as shall equal the amount to be released to Shareholder pursuant to Section 3.03 and 3.08. For all purposes hereunder, the Escrow Shares shall be valued at $25.8625 per share plus an imputed interest rate thereon at 6.27% per annum until released from escrow hereunder. To the extent less than the then value of a share is required for full payment of any amount, an additional Escrow Share shall be delivered to the party entitled thereto and the difference will be adjusted on the next delivery to such party.

          3.08 SUCCESSIVE RELEASE OF ESCROW SHARES. Semi-annually commencing July 1, 1996, a portion of Escrow Shares shall be released from escrow to the extent set forth in Exhibit A annexed hereto.

          3.09 PAYMENT OF CASH. To the extent that, at any time, the amount of a Claim for which Newell is entitled to payment pursuant to the terms hereof exceeds the remaining Escrow Shares, Shareholder shall deliver to Newell, within fifteen (15) days after notice from Newell, a check, subject to collection, in the amount of the shortfall.

          3.10 LEGAL FEES. In the event of any dispute hereunder, the prevailing party shall be entitled to reimbursement of its reasonable legal fees and expenses in connection with such dispute.

                              ARTICLE IV
                              TERMINATION
          4.01 TERMINATION DATE. The Escrow shall terminate upon the earlier of the release of the last Escrow Shares hereunder or the expiration or earlier termination of the Real Property Lease in accordance with its terms ("Termination Date").

          4.02 DISTRIBUTION OF ESCROW SHARES.  On the Termination
Date, any remaining Escrow Shares shall be distributed to Shareholder.

                               ARTICLE V
                           The Escrow Agent
          5.01 RIGHTS AND OBLIGATIONS.  The Escrow Agent, its
officers, directors, employees and agents (a) shall not be liable for any error of judgment, any mistake of act or law or any act done or omitted by it in good faith, unless as the result of its gross negligence or willful misconduct; (b) shall be entitled to treat as genuine any letter or other document furnished to it by Newell, the

Company or the shareholder's Agent and believed by it to be genuine and to have been signed and presented by the proper party or parties; and (c) shall be paid by Newell for its services at its customary rates as in effect from time to time and its out-of-pocket expenses (including but not limited to the reasonable attorneys' fees and disbursements of its counsel); (d) shall be entitled to consult with counsel of its own choosing with respect to any matter that arises hereunder and shall not be liable for action taken or omitted to be taken by it in good faith, and in accordance with the advice of such counsel (e) shall be entitled to resign and be discharged from its duties hereunder by giving written notice of such resignation to Newell and Shareholder specifying a date not less than 30 business days following the date of such notice when such resignation shall take effect, at which time the successor escrow agent selected by Newell with the prior written approval of Shareholder shall accept such appointment and the Escrow Shares held hereunder; and (f) shall be indemnified and hold harmless by Newell and Shareholder, jointly and severally, against any and all costs, expenses, damages and liabilities incurred by it hereunder except for those incurred by it as a result of its own willful misconduct or negligence. Any successor Escrow Agent shall execute a copy hereof, acknowledging its agreement to the terms hereof.

                              ARTICLE VI
                             Miscellaneous
          6.01 NOTICES.  All notices and other communications
hereunder shall be in writing and shall be deemed to have been given
(a) when delivered in person, (b) one business day after deposit with a nationally recognized overnight courier service, (c) two business days after being deposited in the Untied States mail, postage prepaid, first class, registered or certified mail, or (d) the business day on which it is sent and received by facsimile, as follows:
          If to the Escrow Agent:

               Firstar Trust Company
               615 East Michigan Street
               Milwaukee, WI 53202
               Attention:  William Caruso

          If to Newell:

               Newell Co.
               29 East Stephenson Street
               Freeport, Illinois 61032
               Attention:  William T. Alldredge
               Facsimile:  (608) 365-8290

               and

               Mr. Richard H. Wolff
               Associate General Counsel
               Newell Co.
               4000 Auburn Street
               Rockford, Illinois 61125-7018
               Facsimile:  (815) 969-6106

          If to Shareholder:

               To the address set forth
               on the signature page hereto

          With a copy to:

               Kenneth Gliedman, Esq.
               Spitzer & Feldman P.C.
               405 Park Avenue
               New York, New York 10022
               Facsimile:  (212) 838-7472


          6.02 HEADINGS AND DEFINITIONS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          6.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.05 FEES. All fees and charges of Escrow Agent for its services hereunder, including disbursements, will be paid by Newell.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


Number of Newell Shares
Deposited:  29,196                      NEWELL CO.
           ------------

                                        By:   /s/ Richard H. Wolff
                                            --------------------------
                                        Title:   Secretary
                                               -----------------------

                                          /s/ Carl Philips
                                        ------------------------------
                                        Carl Philips

                                        Address:


Attest:                                 Firstar Trust Company,
                                        as Escrow Agent



_________________________________       By:___________________________
                                        Title:________________________

                               EXHIBIT A

 CALCULATION DATE                                     MINIMUM AMOUNT

 January 1, 1996                                        $  756,555
 July 1, 1996                                              715,227

 January 1, 1997                                           672,604
 July 1, 1997                                              628,645

 January 1, 1998                                           583,308
 July 1, 1998                                              518,025

 January 1, 1999                                           450,695
 July 1, 1999                                              381,254

 January 1, 2000                                           309,637
 July 1, 2000                                              235,774

 January 1, 2001                                           159,596
 July 1, 2001                                               81,030

 January 1, 2002                                              -0-


     To the extent that on any Calculation Date the value of the Escrow Shares exceeds the value shown in the Minimum Amount column, the Escrow shares reflecting such excess shall be released from escrow and delivered to Shareholder.